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Exhibit 10.12

AGREEMENT

        THIS AGREEMENT ("Agreement") made as of the 1st day of July, 2004, by and between FIRST PENN BANK, a Pennsylvania-chartered commercial bank (the "Bank"), and [FRANK] BORELLI, an individual (the "Executive").

WITNESSETH

        WHEREAS, the Bank and the Executive desire to enter into an agreement regarding, among other things, the employment of the Executive by the Bank, all as hereinafter set forth.

AGREEMENT:

        NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

        1.    Employment.    The Bank hereby employs the Executive, and the Executive hereby accepts employment with the Bank, on the terms and conditions set forth in this Agreement.

        2.    Duties of Executive.    The Executive shall perform and discharge well and faithfully such duties as an executive officer of the Bank as may be assigned to the Executive from time to time by the Board of Directors of the Bank (the "Board") and which are consistent with his title(s). The Executive shall be employed as Chief Operating Officer of the Bank and shall hold such other titles as may be given to him from time to time by the Board. In such capacity(ies), he shall report directly and solely to the Audit Committee of the Board.

        3.    Term of Employment.    The Executive's employment under this Agreement shall be for a period (the "Employment Period") commencing upon the date of this Agreement and ending at the end of the term of this Agreement pursuant to Section 14, unless his employment is sooner terminated in accordance with Section 5 or one of the following provisions:

          (a)    Termination for Cause.    The Executive's employment under this Agreement may be terminated at any time during the Employment Period for "Cause" (as herein defined), by action of the Board, upon giving notice of such termination to the Executive at least 15 days prior to the date upon which such termination shall take effect (or, in the case of Clause (v), 15 days after the expiration of the 30-day period referenced therein). As used in this Agreement, "Cause" means any of the following events:

            (i)    the Executive is convicted of, or pleads nolo contendere to, a crime classified as a felony within the relevant jurisdiction;

            (ii)   the Executive willfully breaches his fiduciary duty involving personal profit, or engages in an act of personal dishonesty, in the performance of his duties;

            (iii)  a court of competent jurisdiction makes a determination that the Executive is incompetent by reason of the fact that he is unable to manage his own affairs by reason of insanity or feeble mindedness;

            (iv)  the Executive willfully fails to follow the lawful instructions, with respect to material matters, of the Board after the Executive's receipt of written notice of such instructions, other than a failure resulting from the Executive's incapacity because of physical or mental illness; or

            (v)   the Board determines that the Executive's work performance is significantly below that expected of him, given his background and experience, by the Audit Committee of the Board, and the Executive fails to cure such unacceptable performance within 30 days following the giving of written notice to him by such Audit Committee.

  If the Executive's employment is terminated under the provisions of this Section 3(a), then all rights of the Executive under Section 4 shall cease as of the effective date of such termination and any benefits payable to the Executive shall be determined in accordance with the retirement and insurance programs of the Bank then in effect.

          (b)    Termination Without Cause.    The Executive's employment under this Agreement may be terminated at any time during the Employment Period without "Cause" (as defined in Section 3(a)), by action of the Board, upon giving notice of such termination to the Executive at least 30 days prior to the date upon which such termination shall take effect. If the Executive's employment is terminated under the provisions of this Section 3(b), then the Executive shall be entitled to receive the compensation set forth in Section 6 in lieu of Section 4.

          (c)    Retirement; Death.    If the Executive retires or dies, the Executive's employment under this Agreement shall be deemed terminated as of the date of the Executive's retirement or death, and all rights of the Executive under Section 4 shall cease as of the date of such termination and any benefits payable to the Executive shall be determined in accordance with the retirement and insurance programs of the Bank then in effect.

          (d)    Incapacity.    If the Executive is incapacitated by accident, sickness, or otherwise so as to render the Executive mentally or physically incapable of performing the services required of the Executive under Section 2 for a continuous period of six months, then, upon the expiration of such period or at any time thereafter, by action of the Board, the Executive's employment under this Agreement may be terminated immediately upon giving the Executive notice to that effect. If the Executive's employment is terminated under the provisions of this Section 3(d), then all rights of the Executive under Section 4 shall cease as of the last business day of the week in which such termination occurs and any benefits payable to the Executive shall be determined in accordance with the retirement and insurance programs of the Bank then in effect.

        4.    Employment Period Compensation.

          (a)    Salary.    For services performed by the Executive under this Agreement, the Executive shall initially be paid a salary during the Employment Period, at the rate of $190,000 per year, payable at the same times as salaries are payable to other executive employees of the Bank. The Bank, upon recommendation of the Audit Committee, may from time to time increase the Executive's salary (but in no event more than 6% annually on January 1, 2005), and any and all such increases shall be deemed to constitute amendments to this Section 4(a) to reflect the increased amounts, effective as of the dates established for such increases by the Board in the resolutions authorizing such increases.

          (b)    Bonus.    For services performed by the Executive under this Agreement, the Bank, upon recommendation of the Audit Committee, may pay the Executive an annual bonus (pursuant to a plan or otherwise), if any, in its sole discretion; provided, however, that any such bonus shall not exceed 20% of the Executive's base salary for the year to which such bonus relates. The payment of any such bonuses shall not reduce or otherwise affect any other obligation of the Bank to the Executive provided for in this Agreement.

          (c)    Other Benefits.    The Bank will provide the Executive, during the Employment Period, with insurance, vacation, pension, and other fringe benefits, in the aggregate not less favorable than those received by executives of the Bank of his stature, as such benefits exist on the date hereof (including, without limitation, periodic reimbursement for the personal and business use of an automobile at the rate of $800 per month).

          (d)    Salary Deferral.    The Executive may request that the payment of any portion of his base salary for any year be deferred. Such request must be made in writing to the Bank before the beginning of such calendar year and must include the period of deferral requested by the

  Executive (the "Deferral Period"). If the Board approves such request, the Executive shall be entitled to receive, at such time as is specified following the close of the Deferral Period, the deferred portion of his base salary plus interest, which interest shall be computed by reference to an annual interest rate determined each year by the Board. Any salary which is deferred as described herein shall be credited to an account on the books of the Bank established in the name of the Executive. However, this account shall not be funded, and the Bank shall not be deemed to be a trustee for the Executive with respect to any deferred salary. The liability of the Bank to the Executive hereunder will be that of a debtor pursuant to such contractual obligations as are created by this Agreement. No liability which arise under this Section 4(d) shall be deemed to be secured by any pledge or other encumbrance on any property of the Bank. The Bank shall not be required to segregate any funds representing such deferred salary, and nothing herein shall be construed as providing for such segregation.

        5.    Resignation of the Executive for Good Reason.

          (a)   Following the occurrence of a Change in Control (as defined below),the Executive may resign for Good Reason at any time during the Employment Period, as hereinafter set forth. As used in this Agreement, "Good Reason" means any of the following:

            (i)    any material adverse change in the Executive's responsibilities or authority as outlined in Section 2 which is inconsistent with the Executive's status as Chief Operating Officer of the Bank;

            (ii)   any reduction in title;

            (iii)  any reassignment of the Executive to a principal place of employment which is more than 50 miles from the Bank's principal executive office on the date of this Agreement;

            (iv)  any reduction in the Executive's annual base salary as in effect on the date hereof or as the same may be increased from time to time;

            (v)   any failure by the Bank to provide the Executive with the benefits substantially similar to those described in Section 4(c), unless such failure is part of a reduction or elimination of benefits applicable in each case to all or substantially all of the participant employees; or

            (vi)  any material breach of this Agreement on the part of the Bank.

          (b)   At the option of the Executive, exercisable by the Executive within 90 days after the occurrence of the event constituting Good Reason, the Executive may resign from employment under this Agreement by a notice in writing (the "Notice of Termination") delivered to the Bank and the provisions of Section 6 shall thereupon apply in lieu of Section 4.

        6.    Rights in Event of Termination of Employment.    Except as otherwise provided herein, in the event that the Executive resigns from employment for Good Reason by delivery of a Notice of Termination to the Bank or the Executive's employment is terminated by the Bank without Cause pursuant to Section 3(b) (and so long as the Executive is not terminated pursuant to Section 3(c) or (d)), the Executive shall be entitled to receive the amounts and benefits set forth in this Section 6 in lieu of Section 4.

          (a)   During the then remaining Employment Period, the Executive shall be paid his then base salary in such installments and on such dates as executive officers of the Bank are paid.

          (b)   During the then remaining Employment Period, the Executive shall continue to be provided with all life and medical insurance benefits in effect with respect to the Executive during the year prior to his termination of employment, or, if the Bank cannot provide such benefits because the Executive is no longer an employee, a dollar amount equal to the tax-effected cost, determined by using the highest marginal relevant tax rates, to the Executive of obtaining such benefits (or substantially similar benefits). The right of the Executive under this subsection shall terminate at such time as he may secure substantially similar benefits, at no cost to him, through employment or otherwise.

          (c)   In the event that the amounts and benefits payable under this Agreement, when added to other amounts and benefits which may become payable to the Executive by the Bank, and any affiliated company, are such that he would otherwise become subject to the excise tax provisions of Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the amounts payable or provided hereunder shall be reduced to such extent as will avoid application of such Code section. Subject to the limitation of the preceding sentence, the Executive shall be entitled to select which payments and benefits shall be reduced hereunder (or under any other plan, benefit or arrangement that provides for the payment of potential parachute payments under Code Section 280G) and the manner of such reduction. All calculations required to be made under this subsection shall be made by the independent public accountants of the Bank's parent company, subject to the right of Executive's representative to review the same. The parties recognize that the actual implementation of the provisions of this subsection are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

        7.    Arbitration.    The Bank and the Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement are to be submitted for resolution to the American Arbitration Association ("Association") in Philadelphia, Pennsylvania. The Bank or the Executive may initiate an arbitration proceeding at any time by giving notice to the others in accordance with the relevant rules of the Association. The Association shall designate a single arbitrator to conduct the proceeding, but the Bank and the Executive may, as a matter of right, require the substitution of a different arbitrator chosen by the Association. Each such right of substitution may be exercised only once. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, the Bank and the Executive shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement.

        8.    Legal Expenses.    If the Executive obtains a judgment or settlement which enforces a right or benefit under this Agreement, the Bank shall pay to the Executive all reasonable legal fees and expenses incurred by the Executive in good faith in connection with the entire dispute.

        9.    Notices.    Any notice required or permitted to be given under this Agreement shall, to be effective hereunder, (a) be given to the Bank, in the case of notices given by the Executive, and (b) be given by the Bank, in the case of notices given to the Executive. Any such notice shall be deemed properly given if in writing and if mailed by express, registered or certified mail, postage prepaid with return receipt requested, to the last known residence of the Executive, in the case of notices to the Executive, and to the principal executive office of the Bank, in the case of notices to the Bank.

        10.    Waiver.    No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive and a duly authorized executive officer of the Bank. No waiver by any party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

        11.    Assignment.    This Agreement shall not be assignable by any party hereto, except by the Bank to any successor in interest to the business of the Bank.

        12.    Entire Agreement.    This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes any prior agreement of the parties.

        13.    Successors, Binding Agreement.

          (a)   The Bank will require any direct successor (whether by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession had taken place. Failure by the Bank to obtain such assumption and agreement prior to the effectiveness of any such direct succession shall constitute a material breach of this Agreement. As used in this Agreement, the "Bank" shall mean the Bank as hereinbefore defined and any direct successor to the business and/or assets of the Bank, as aforesaid, which assumes and agrees to perform this Agreement by operation of law or otherwise.

          (b)   This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, and surviving spouse (if any). If the Executive should die while any amount or benefit would be payable or provided to the Executive under this Agreement if the Executive had continued to live, all such amounts and benefits (but only to the extent the provision of such benefits would be relevant to the recipient) shall be paid or provided in accordance with the terms of this Agreement to the Executive's surviving spouse, or, if there is no such person, to the Executive's estate.

        14.    Termination.

          (a)   Unless the Executive's employment is terminated pursuant to the provisions of Section 3 or Section 5, the term of this Agreement shall be for a three-year period commencing on the date of this Agreement and ending on June 30, 2007. Commencing July 1, 2005, this Agreement shall be automatically renewed on July 1st of each year (the "Annual Renewal Date") for a period ending three years from each Annual Renewal Date unless either party shall give written notice of nonrenewal to the other party at least 60 days prior to an Annual Renewal Date; provided, however, that, in the event of the occurrence of a Change in Control, the renewal provisions of this section shall immediately terminate and the then remaining Employment Period shall continue until its then scheduled expiration date.

          (b)   For purposes of this Agreement, the term "Change in Control" shall mean the occurrence of any of the following:

            (i)    (A) the execution of an agreement providing for a merger, consolidation, or division involving the Bank or its parent company, (B) the execution of an agreement providing for a sale, exchange, transfer, or other disposition of substantially all of the assets of the Bank or its parent company, or (C) the execution of an agreement providing for a purchase by Bank or its parent company of substantially all of the assets of another entity, unless (x) such merger, consolidation, division, sale, exchange, transfer, purchase or disposition is approved in advance by 66 2/3% or more of the members of the Board who are not interested in the transaction and (y) a majority of the members of the Board of Directors of the legal entity resulting from or existing after any such transaction are former members of the Board or the board of directors of the Bank's parent company;

            (ii)   a "person" or "group" (within the meaning of Section 13(d) of the Securities Exchange Act of 1934) becomes the "beneficial owner" (within the meaning of Section 13(d)

    of the Securities Exchange Act of 1934) of 20% or more of the outstanding shares of common stock of the Bank's parent company;

            (iii)  at any time during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease to constitute a majority of such Board (unless the election or nomination of each new director of the Board was approved by a vote of at least 51% of the directors who were directors at the beginning of such period); or

            (iv)  any other transaction similar in effect to any of the foregoing and designated as a change in control by the Board.

        15.    Indemnification of Executive.

          (a)   The Bank shall indemnify the Executive against any action brought against him by reason of the fact that he serves or had served as an officer of the Bank for (i) reasonable costs and expenses, including reasonable attorneys fees, actually paid or incurred by the Executive in connection with proceedings relating to the defense or settlement of such action, (ii) any amount for which he becomes liable by reason of any judgment in such action, and (iii) reasonable costs and expenses, including reasonable attorney fees, actually paid or incurred by the Executive in any action to enforce his rights under this section, if the Executive obtains a final judgment in his favor in such action. Notwithstanding the foregoing, the indemnification provided for herein shall be made to the Executive only if (i) the final judgment on the merits is in the Executive's favor, or (ii) in case of (1) a settlement, (2) a final judgment against the Executive, or (3) a final judgment in the Executive's favor, other than on the merits, if a majority of the disinterested directors of the Bank determines that he was acting in good faith in the scope of his employment or authority as he could reasonably have perceived it under the circumstances and for a purpose he reasonably believed under the circumstances was in the best interest of the Bank or its affiliated companies.

          (b)   In addition, the Executive shall be indemnified by the Bank to the fullest extent provided under its Articles of Incorporation (or Charter) and Bylaws.

          (c)   For purposes of this section, the following terms shall have the meanings set forth below:

            (i)    "Action" means any action, suit or other judicial or administrative proceeding, or threatened proceeding, whether civil, criminal, or otherwise, including any appeal or other proceeding for review.

            (ii)   "Final Judgment" means a judgment, decree, or order which is appealable and as to which the period for appeal has expired and no appeal has been taken.

            (iii)  "Settlement" includes the entry of a judgment by consent or by confession or upon a plea of guilty or of nolo contendere.

        16.    Severability.    The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

        17.    Applicable Law.    This Agreement shall be governed by and construed in accordance with the domestic internal laws (but not the law of conflict of laws) of the Commonwealth of Pennsylvania.

        18.    Headings.    The headings of the several sections and subsections of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

        19.    Effective Date.    This Agreement shall become effective immediately upon its execution and delivery by the parties hereto.

        20.    Tax Withholding.    All payments made and benefits provided hereunder shall be subject to such federal, state and local tax withholding as may be required by law.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

FIRST PENN BANK
By
Chairman
Attest:
Secretary ("Bank")
Witness:

[Frank] Borelli
("Executive")

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